Exhibit 99.1

FROM:	Franklin Resources, Inc.
Media Relations: Matt Walsh (650) 312-2245
Investor Relations: Brian Sevilla (650) 312-4091
franklinresources.com

FOR IMMEDIATE RELEASE

Franklin Resources, Inc. Announces Quarterly Dividend and

Addition to Stock Repurchase Program

San Mateo, CA, December 10, 2013 – Franklin Resources, Inc. (the “Company”) [NYSE:BEN] announced a quarterly cash dividend in the amount of $0.12 per share payable on January 10, 2014 to stockholders of record holding shares of common stock at the close of business on December 31, 2013. The quarterly dividend of $0.12 per share is a 20% increase over the dividend paid for the prior quarter and represents a 24% increase over the quarterly dividend paid for the same quarter last year.

Additionally, the company’s Board of Directors authorized the company to purchase, from time to time, up to an aggregate of 30.0 million shares of its common stock in either open market or off-market transactions. The size and timing of these purchases will depend on price, market and business conditions and other factors. The stock repurchase program is not subject to an expiration date. The new board authorization is in addition to the existing authorization, of which approximately 9.7 million shares remained available for repurchase at November 30, 2013. The company repurchased an aggregate of 12.1 million shares (on a split-adjusted basis) during the period October 1, 2012 to November 30, 2013. Shares repurchased under the program are retired.

Franklin Resources, Inc. [NYSE:BEN] is a global investment management organization operating as Franklin Templeton Investments. Franklin Templeton Investments provides global and domestic investment management solutions managed by its Franklin, Templeton, Mutual Series, Bissett, Fiduciary Trust, Darby, Balanced Equity Management and K2 investment teams. The San Mateo, CA-based company has more than 65 years of investment experience and over $870 billion in assets under management as of November 30, 2013. For more information, please call 1-800/DIAL BEN® or visit franklinresources.com.

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